CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION
(after issuance of stock)
Filed
No. C22903-97
HEALTHCARE RESOURCES MANAGE.MENT, INC.

We the undersigned President and Secretary of Healthcare
 Resources Management, Inc., do hereby certify:
That the Board of Directors of said corporation at a meeting duly convened held on the 23rd day of March, 1998, adopted a resolution to amend the Articles of the Incorporation as follows:

Shares: (number of shares the corporation is authorized to issue):

The aggregate number of shares which this Corporation shall have authority to issue is 100,000,000 common shares, par value $.001, and 50,000,000 preferred shares,
 $0.001par value. One million (1,000,000) of the preferred shares shall be designated as Class A Preferred shares and shall have super voting power wherein each Class A Preferred
Shareholder shall receive 100 votes per share held and shall have non-dilution rights and one million (1,000,000) of the preferred shares shall be designated as Class B Preferred
Shares and shall have conversion rights wherein each Class
B Preferred Share may be converted into 10 shares of common stock."

The number of shares of the corporation outstanding and entitled to vote on an amendment to the Articles of Incorporation is 9,301,877; that the said change(s) and amendment have been consented to and approved by a majority vote of the stockholders holding at least a majority of each class of stock outsstanding and entitled to vote thereon

James B. Crowell
President

State of California

County of Orange

On 4-23-98, personally appeared before me, a Notary Public, James B. Crowell, who acknowledged that they executed the above
Instrument.

C. Ensign
Signature of Notary